UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
Check the appropriate box:
☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Information Statement
IMMEDIATEK, INC.

(Name of Registrant As Specified In Its Charter)
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
IMMEDIATEK, INC.
320 South Walton
Dallas, Texas 75226
     This Information Statement is being furnished to all holders of record of shares of our common stock and Series A and Series B Convertible Preferred Stock as of the close of business on April 8, 2009. The purpose of this Information Statement is to inform our stockholders that by written consent, dated April 9, 2009, the holder of 98% of our outstanding voting stock authorized or approved the following actions:
1.	The election of Darin Divinia and Robert Hart as directors for one-year terms; and

2.	The ratification of the appointment of KBA Group LLP as our independent registered public accounting firm.
     The actions taken by the majority stockholder will not become effective until at least 20 days after the initial mailing of this Information Statement to the other stockholders, or May 14, 2009. This Information Statement is first being mailed to stockholders on or about April 24, 2009. A copy of our Annual Report is enclosed, as well.
     THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER THESE MATTERS.

By Order of the Board of Directors:
/s/ DARIN DIVINIA
Darin Divinia
Chief Executive Officer and President

Dated: April 24, 2009

IMMEDIATEK, INC.
INFORMATION STATEMENT

IMMEDIATEK, INC.
320 South Walton
Dallas, Texas 75226
Telephone: (214) 744-8801
Facsimile: (214) 744-8811
INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE NECESSARY AUTHORIZATIONS AND APPROVALS HAVE ALREADY BEEN OBTAINED BY WRITTEN CONSENT OF THE MAJORITY STOCKHOLDER. A VOTE OR WRITTEN CONSENT OF THE REMAINING STOCKHOLDERS IS NOT NECESSARY.
GENERAL INFORMATION
     This Information Statement provides information about us and actions proposed by, and taken by written consent of, our majority stockholder. A copy of our 2008 Annual Report is also being sent with this Information Statement. The following questions and answers provide information about this Information Statement.
Why have I received these materials?
We are required to deliver this Information Statement to all holders of our voting stock on the record date, April 8, 2009, to inform them that on April 9, 2009, the majority stockholder, by written consent, took certain actions that normally require a meeting of stockholders as permitted under our Bylaws and Nevada law.
This Information Statement is being sent to you because you are a holder of our common stock, Series A Convertible Preferred Stock or Series B Convertible Preferred Stock on the record date. As of the record date, 535,321 shares of our common stock, 4,392,286 shares of our Series A Convertible Preferred Stock and 69,726 shares of our Series B Convertible Preferred Stock were outstanding.
What actions did the majority holder of the voting stock approve or authorize?
1.	The election of Darin Divinia and Robert Hart to our board of directors for a term of one year; and

2.	The ratification of the appointment of KBA Group LLP as our independent registered public accounting firm.
How many votes were needed for the approval or authorization of these actions?
Directors are elected by a plurality. Therefore, the two director candidates that received the most “FOR” votes are elected to the two seats on the board of directors that are being filled. The ratification of the appointment of KBA Group LLP as our independent registered public accounting firm requires the affirmative vote or written consent of a majority of the shares entitled to vote at a meeting of stockholders.

Who is the majority stockholder that authorized or approved these actions and what percent of the voting stock does it hold?
Radical Holdings LP is the majority stockholder who recommended the two director candidates for election and who authorized or approved the election of these directors by written consent. As of the record date, Radical Holdings LP owned 229,083 shares of our common stock, 4,392,286 shares of our Series A Convertible Preferred Stock and 69,726 shares of our Series B Convertible Preferred Stock.
Each share of our common stock is entitled to one vote on each matter. A holder of a share of our Series A and Series B Convertible Preferred Stock is entitled to vote on all matters required or permitted to be voted upon by our stockholders. Each holder of a share of our Series A or Series B Convertible Preferred Stock is entitled to the number of votes equal to the largest number of full shares of our common stock into which such Series A and Series B Convertible Preferred Stock held by that holder could be converted. As of the record date, Radical Holdings LP owned all of the outstanding shares of Series A and Series B Convertible Preferred Stock and the shares of Series A and Series B Convertible Preferred Stock were convertible into 14,563,804 and 231,195 shares of our common stock, respectively. Accordingly, Radical Holdings LP held 98% of the voting power on the record date, which is sufficient to approve or authorize all of these actions.
Why is it that the majority stockholder can do this without having to hold a meeting and having to send out proxies to all stockholders?
Section 2.17 of our Bylaws and Section 78.320 of the Nevada Revised Statutes permit any corporate action, upon which a vote of stockholders is required or permitted, to be taken without a meeting, provided that written consents are received from stockholders having at least the requisite number of shares that would be necessary to authorize or take such action if a meeting was held at which all shares entitled to vote thereon were present and voted.
Is it necessary for me to do anything?
No. No other votes or written consents are necessary or required. These actions will be effective on or about May 14, 2009 which is at least 20 days after the initial mailing of this Information Statement.
Who is paying for this Information Statement?
We are paying for the costs of preparing and mailing this Information Statement. We also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward this Information Statement and its associated materials to the beneficial owners of our common stock, Series A and Series B Convertible Preferred Stock.
Do I have appraisal rights?
No. Our stockholders do not have the right to an appraisal of their shares of stock or any similar dissenters’ rights under applicable law.

ACTION ONE
ELECTION OF DIRECTORS
General
     Our majority stockholder recommended and elected the two director candidates named below. Our board of directors oversees the management of us on your behalf. The board of directors reviews our long-term strategic plans and exercises direct decision-making authority on key issues, such as the terms of material agreements. Just as important, our board of directors chooses the Chief Executive Officer, sets the scope of his authority to manage our day-to-day operations and evaluates his performance.
     Mr. Robert Hart, a director recommended and elected by our majority stockholder, is not directly employed by us although he has been serving as our Secretary since January 15, 2008. Mr. Hart has served as a director on our board of directors and the board of directors of DiscLive Inc., or DiscLive, since January 15, 2008. He currently serves, and since 2001 has served, as an officer and General Counsel to companies owned and controlled by Mark Cuban, including Radical Management LLC, which is the general partner of Radical Holdings LP, which is the sole stockholder of our Series A and Series B Convertible Preferred Stock. Mr. Hart has provided certain management services, including, among others, legal and financial services, to us and our wholly-owned subsidiaries, DiscLive and IMKI Ventures, Inc.
     Mr. Darin Divinia, a director recommended and elected by our majority stockholder, is employed by us as the Chief Executive Officer and President. On January 1, 2008, Darin Divinia, who had served as the President, Chief Executive Officer and Secretary of Immediatek and DiscLive, Inc., or DiscLive, respectively, since July 16, 2007, became an employee of Immediatek and began having his compensation directly paid by Immediatek. Mr. Divinia’s services as President, Chief Executive Officer and Secretary of Immediatek and DiscLive from July 16, 2007 were previously included, and compensated for, under the Management Services Agreement among Immediatek, DiscLive and Radical Incubation LP. Accordingly, Immediatek did not directly compensate Mr. Divinia for those services. Mr. Divinia previously provided certain additional services to Immediatek pursuant to the Services Agreement between Immediatek and Radical Incubation LP, which agreement terminated by its own terms on December 31, 2007.
     Since June 8, 2006 (the closing of the issuance and sale of our Series A Convertible Preferred Stock), our board of directors has not been required under the rules of the American Stock Exchange to consist of at least a majority of independent directors because we became a “controlled company” under the rules of the American Stock Exchange on that date.
     Personal information on each of our directors nominated and elected is given below.
     Our board of directors met one time, and acted by unanimous written consent three times, during 2008. There are no standing committees of our board of directors. Each of our directors attended all of the meetings of our board of directors. Because we have not held an annual stockholders’ meeting since 2000 and because our majority stockholder has sufficient voting power to take actions without a meeting of our stockholders, our board of directors has not adopted a formal policy with regard to director attendance at annual meetings of stockholders.

Directors Nominated and Elected (Terms expiring in 2010)

Darin Divinia (age 37)	Mr. Divinia has served as a director on our board of directors and the board of directors of DiscLive since July 2006. Mr. Divinia has been the Chief Executive Officer and President of Immediatek since July 16, 2007. Mr. Divinia formerly served as Director of Technical Services of Radical Incubation LP. Radical Incubation LP is an affiliate of Radical Holdings LP, which is the sole stockholder of our Series A and Series B Convertible Preferred Stock. From January 2004 to January 2006, Mr. Divinia served as Director of Network Strategy at Yahoo, Inc. In that position he was responsible for setting the strategic vision for Yahoo’s next generation network infrastructure. Prior to January 2004, Mr. Divinia served as Director of Network Engineering at Yahoo, Inc. and was responsible for all engineering and operational aspects of the global Yahoo! IP network.

Robert Hart (age 48)	Mr. Hart has served as a director on our board of directors and the board of directors of DiscLive, since January 15, 2008. Mr. Hart has been the Secretary of Immediatek since January 15, 2008. Mr. Hart is currently, and for the past five years has been, self-employed. He also currently serves, and since 2001 has served, as an officer and General Counsel to companies owned and controlled by Mark Cuban, including Radical Management LLC, which is the general partner of Radical Holdings LP, which is the sole stockholder of our Series A and Series B Convertible Preferred Stock.
Effective Date
     The above named persons will be elected to our board of directors effective 20 days following the initial mailing of this Information Statement, or May 14, 2009.
Director Compensation
     We currently do not pay our directors a fee for attending scheduled and special meetings of the board of directors. We, however, reimburse each director for reasonable travel expenses related to that director’s attendance at meetings of the board of directors.
     The compensation provided to each director for his services during all or part of 2008, including our former director, Corey Prestidge, is set forth below. Mr. Prestidge resigned as a director in January 2008.
     These amounts exclude any compensation provided to a person named below for his service as a named executive officer. See “Management — Executive Compensation” below.

Director Compensation

	Fees earned or			All other
Name	paid in cash ($)	Stock awards ($)	Option Awards ($)	compensation ($)	Total ($)
Darin Divinia	—	—	—	—	—
Robert Hart	—	—	—	—	—
Corey Prestidge	—	—	—	—	—
Board Committees
     Due to the limited size of our board of directors, our board of directors has not created any standing committees of the board of directors. Accordingly, our board of directors performs the roles of the audit committee, compensation committee and nominating committee.
     Audit Committee Function. Because we do not have a standing audit committee, our board of directors selects our independent registered public accounting firm, reviews our filings with the Securities and Exchange Commission, reviews the results and scope of audit and other services provided by our independent registered public accounting firm, including fees, reviews and evaluates our audit and control functions and investigates other areas of concern that may be manifested in our financial reports or underlying accounting controls and systems. Because we do not maintain a standing audit committee, we do not have a written audit committee charter. We have reviewed the education, experience and other qualifications of each member currently serving on, and those nominated and elected to, our board of directors. After that review, we have determined that no member of our board of directors meets the Securities and Exchange Commission’s definition of an “audit committee financial expert” and that no member is independent for audit committee purposes under the applicable rules promulgated by the Securities and Exchange Commission and the American Stock Exchange. We, however, are endeavoring to find a suitable person who qualifies as an “audit committee financial expert” and is independent. Until we are able to satisfy this requirement, we have retained a consultant that is available to assist our board of directors with these duties.
     Compensation Committee Functions. Because we do not have a standing compensation committee, our board of directors performs those functions. Because we do not maintain a standing compensation committee, we do not have a written compensation committee charter. We do not believe that it is necessary to have a compensation committee because, unless the directors designated by the holders of the shares of the Series A Convertible Preferred Stock originally issued under the Series A Securities Purchase Agreement (the agreement pursuant to which those securities where purchased) control our board of directors with respect to all actions, for so long as any shares of the Series A Convertible Preferred Stock originally issued under the Series A Securities Purchase Agreement remain outstanding, except where the vote or written consent of the holders of a greater number of our shares is required by law or by our articles of incorporation, and in addition to any other vote required by law or by our articles of incorporation, we cannot, and we are required to cause our subsidiaries not to, as applicable, without the prior vote or written consent of the holders of at least 75% of the shares of the Series A Convertible Preferred Stock originally issued under the Series A Securities Purchase Agreement then outstanding:
•	increase the salary of any officer or employee or pay any bonus to any officer, director or employee not contemplated in a budget or bonus plan approved by directors designated by the holders of the shares of the Series A Convertible Preferred Stock originally issued under the Series A Securities Purchase Agreement then outstanding; or

•	retain, terminate or enter into any salary or employment negotiations or employment agreement with any employee or any future employee.
     Nominating Committee Functions. See “—Nominations of Directors” below.

Nominations of Directors
     We do not have a standing nominating committee or a committee performing similar functions. Accordingly, our board of directors serves as our nominating committee. Additionally, in accordance with the Investor’s Rights Agreement that we entered into with Radical Holdings LP in connection with its investment in us, for so long as any shares of the Series A Convertible Preferred Stock originally issued under the Series A Securities Purchase Agreement remain outstanding, the holders of a majority-in-interest of the shares of the Series A Convertible Preferred Stock originally issued under the Series A Securities Purchase Agreement then outstanding have the right to designate all the persons to serve as directors on our board of directors and the boards of directors of DiscLive and IMKI Ventures, Inc. For that reason, our board of directors believes that it is not necessary for us to have a nominating committee. We have, however, adopted the nomination policy described below.
     Our board of directors has not promulgated any minimum qualifications that nominees must meet in order to be considered. In identifying individuals qualified to become members of our board of directors, our board of directors will take into account all factors it considers appropriate, which may include experience, accomplishments, education, understanding of the business and the industry in which we operate, specific skills, general business acumen and the highest personal and professional integrity. Our board of directors will first consider the nominees of Radical Holdings LP pursuant to its rights. Generally, our board of directors will next consider the current members of the board of directors because they meet the criteria listed above and possess an in-depth knowledge of us, our history, strengths, weaknesses, goals and objectives.
     None of the members nominated and elected to our board of directors are considered to be independent directors, as set forth by the definition contained in the rules of the American Stock Exchange, the rules we have selected to follow to determine independence. Radical Holdings LP, the sole stockholder of the Series A and Series B Convertible Preferred Stock, recommended the nominees to our board of directors in connection with the rights granted to it.
     Our board of directors will consider stockholder recommendations for candidates to serve on our board of directors. Recommendations of director candidates by stockholders should be forwarded to our Secretary. Our Bylaws require that stockholders give advance notice and furnish certain information to us in order to nominate a person for election as a director. See the discussion under “Submission of Stockholder Proposals — Director Nominations” on page 18.
Stockholder Communications with the Board of Directors
     Stockholders and other interested parties may communicate their concerns about us and our business and affairs to our board of directors. These communications should be sent in the form of written correspondence by mail addressed to Board of Directors, c/o Immediatek, Inc., 320 South Walton, Dallas, Texas 75226, Attention: Secretary or by email to bod@immediatek.com. The communication should indicate whether it is intended for the entire board of directors or a particular member of the board of directors. Our Secretary will forward this correspondence to the appropriate member of the board of directors, who will determine what action, if any, will be taken concerning the correspondence and its contents. If the number of letters or emails received becomes excessive, our board of directors may consider approving a process for review, organization and screening of the correspondence by the Secretary or other appropriate person.
Code of Business Conduct and Ethics
     We have adopted a Code of Business Conduct and Ethics that is applicable to our directors, officers and employees. A copy of this code has been filed as an exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 2007, and is also available upon written request from our Secretary, on our website at www.immediatek.com, or by emailing us at publicfilingsinfo@immediatek.com. Any waivers of the provisions of this code made with respect to any of our directors and executive officers will be filed with a Current Report on Form 8-K.

SECURITY OWNERSHIP
Security Ownership of Certain Beneficial Owners
     The following table sets forth information regarding the number of shares of our common stock, Series A and Series B Convertible Preferred Stock beneficially owned on April 8, 2009, by any person or “group,” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known to us to own beneficially more than five percent of our outstanding voting securities.

		Amount and nature
	Name and Address of	of beneficial
Title of Class	Beneficial Owner	ownership	Percent of Class
Common Stock	Radical Holdings LP	15,024,082 (1)	98%	(2)
	c/o Radical Management LLC
	5424 Deloache Avenue
	Dallas, Texas 75220
Series A Convertible Preferred Stock	Radical Holdings LP	4,392,286	100%	(3)
	c/o Radical Management LLC
	5424 Deloache Avenue
	Dallas, Texas 75220
Series B Convertible Preferred Stock	Radical Holdings LP	69,726	100%	(4)
	c/o Radical Management LLC
	5424 Deloache Avenue
	Dallas, Texas 75220

(1)	Includes 14,563,804 shares of common stock acquirable upon the conversion of 4,392,286 shares of Series A Convertible Preferred Stock and 231,195 shares of common stock that are issuable upon conversion of 69,726 shares of Series B Convertible Preferred Stock. The shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are convertible at any time at the option of Radical Holdings LP, collectively, into that number of full shares of common stock representing 96.50809% of the total voting power of all outstanding capital stock of Immediatek, Inc. after giving effect to the conversion.

(2)	Based upon 535,321 shares of common stock outstanding as of April 8, 2009.

(3)	Based upon 4,392,286 shares of Series A Convertible Preferred Stock outstanding as of April 8, 2009.

(4)	Based upon 231,195 shares of Series B Convertible Preferred Stock outstanding as of April 8, 2009.
Security Ownership of Management
     The following table sets forth information regarding the number of shares of our common stock beneficially owned on April 8, 2009, by each of our current directors, each of our executive officers named in the Summary Compensation Table appearing on page 9 and all of our current directors and executive officers as a group. None of our current directors or executive officers beneficially owned any shares of our outstanding Series A Convertible Preferred Stock or Series B Convertible Preferred Stock. The address of each of the persons listed below is c/o Immediatek, Inc., 320 South Walton, Dallas, Texas 75226.

		Amount and nature
		of beneficial
Title of Class	Name of beneficial owner	ownership	Percent of class(1)
Common Stock	Darin Divinia	2,074	*
Common Stock	Robert Hart	—	—
Common Stock	All directors and executive officers, as a group(2)	2,074	*

*	Represents less than one percent of the outstanding shares of our common stock.

(1)	Based upon 535,321 shares of common stock outstanding as of April 8, 2009.

(2)	Represents two persons, Messrs. Divinia and Hart.

MANAGEMENT
Executive Officers
     Darin Divinia (age 37). Mr. Divinia has been the Chief Executive Officer and President of Immediatek since July 16, 2007. He has served as a director on our board of directors and the board of directors of DiscLive since July 2006. Mr. Divinia formerly served as Director of Technical Services of Radical Incubation LP. Radical Incubation LP is an affiliate of Radical Holdings LP, which is the sole stockholder of our Series A and Series B Convertible Preferred Stock. From January 2004 to January 2006, Mr. Divinia served as Director of Network Strategy at Yahoo, Inc. In that position he was responsible for setting the strategic vision for Yahoo’s next generation network infrastructure. Prior to January 2004, Mr. Divinia served as Director of Network Engineering at Yahoo, Inc. and was responsible for all engineering and operational aspects of the global Yahoo! IP network.
     Robert Hart (age 48). Mr. Hart has been the Secretary of Immediatek since January 15, 2008. He has served as a director on our board of directors and the board of directors of DiscLive, since January 15, 2008. Mr. Hart is currently, and for the past five years has been, self employed. He also currently serves, and since 2001 has served, as an officer and General Counsel to companies owned and controlled by Mark Cuban, including Radical Management LLC, which is the general partner of Radical Holdings LP, which is the sole stockholder of our Series A and Series B Convertible Preferred Stock.
Terms of Offices and Relationships
     Our officers are elected annually by our board of directors at a meeting held following each annual meeting of stockholders, or written consent in lieu thereof, or as necessary and convenient in order to fill vacancies or newly created offices. Each officer serves at the discretion of our board of directors. Any officer elected or appointed by our board of directors may be removed by our board of directors or our chief executive officer whenever in its or his judgment our best interests will be served, but a removal shall be without prejudice to the contractual rights, if any, of the person so removed.
     We are not aware of any “family relationships” (as defined in Instruction to Item 401(d) of Regulation S-K promulgated by the Securities and Exchange Commission) among directors, executive officers or persons nominated or elected as directors or executive officers. None of our directors hold directorships in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or pursuant to Section 15(d) of that act or any company registered as an investment company under the Investment Act of 1940.
     Except as described under “Action One — Election of Directors — Nominations of Directors” and “Management — Certain Relationships and Related Transactions,” on pages 6 and 9, respectively, there are no arrangements or understandings between any nominee for election as a director or officer and any other person pursuant to which that director was nominated or officer was selected.
     Except as set forth above, we are not aware of any event (as listed in Item 401(f) of Regulation S-K promulgated by the Securities and Exchange Commission) that occurred during the past five years that is material to an evaluation of the ability or integrity of any director, executive officer, promoter or control person of us.
     None of our directors or officers, or their respective immediate family members or affiliates, is indebted to us.

Executive Compensation
     The following Summary Compensation Table sets forth the compensation paid, distributed or accrued for services, including salary, rendered in all capacities during 2007 and 2008 for Immediatek, Inc., DiscLive and IMKI Ventures, Inc. by our Director of Software Development, our principal executive officer, former executive officers and all other executive officers who received, or are entitled to receive, remuneration in excess of $100,000 during the referenced period. In 2007, all salary was paid by DiscLive and no officer was paid a salary by Immediatek during 2007. In 2008, all salary was paid by Immediatek, Inc.
Summary Compensation Table

				All other
Name and principal position	Year		Salary ($)	compensation ($)	Total ($)
Darin Divinia	2007	(a)	—	$50,948	$50,948
Chief Executive Officer and President	2008		$225,000	—	—
Robert Hart	2007		—	—	—
Secretary	2008		—	—	—
Steven Watkins	2007	(a)	—	$33,399	$33,399
Director of Software Development	2008		$113,025	—	—
Paul Marin	2007		$61,269	—	$61,269
Former President & Secretary (b)	2008		—	—	—
Travis Hill	2007		$31,250	—	$31,250
Former Director and Officer of DiscLive Former Officer of Immediatek (c)	2008		—	—	—

(a)	Since June 8, 2006, personnel of Radical Incubation LP, an affiliate of Radical Holdings LP, including Mr. Divinia and Mr. Watkins, provided certain management services, including, among others, legal, financial and technology services, to us, DiscLive and IMKI Ventures, Inc. We estimated the total cost of those services was approximately $163,723 for the year ended December 31, 2007. We estimated that approximately $50,948 and $33,399 of the $163,723 represented the cost of Mr. Divinia’s and Mr. Watkins’ respective services to Immediatek during 2007. Radical Incubation LP did not require payment for those management services. Therefore, we recorded the costs of those services as a deemed contribution by Radical Holdings LP. Mr. Divinia and Mr. Watkins were not employed by Immediatek and did not receive compensation from Immediatek during 2007. Mr. Divinia and Mr. Watkins were employed by Radical Incubation LP during 2007 and received their compensation from Radical Incubation LP during 2007. On January 1, 2008, Mr. Divinia, who had served as the President, Chief Executive Officer and Secretary of Immediatek and DiscLive, respectively, since July 16, 2007, and Mr. Watkins both became employees of Immediatek and began having their compensation directly paid by Immediatek. See “Management — Certain Relationships and Related Transactions” on page 9.

(b)	Paul Marin was appointed President and Secretary of Immediatek, Inc. and DiscLive on July 12, 2006. Prior to that, he served as Chief Operating Officer of Immediatek, Inc. and DiscLive. Mr. Marin was terminated as President and Secretary of Immediatek, Inc. and DiscLive on April 6, 2007.

(c)	Immediatek, Inc., as the sole stockholder of DiscLive, elected Travis Hill as a director of DiscLive effective as of April 6, 2007, to fill the vacancy created by the removal of Mr. Marin. In addition, Mr. Hill was appointed as President and Secretary of DiscLive effective April 6, 2007. On July 3, 2007, Mr. Hill submitted his definitive resignation from all positions held with Immediatek, Inc. and its wholly-owned subsidiary, DiscLive to be effective July 6, 2007.
Certain Relationships and Related Transactions
     Radical Holdings LP
     As of April 24, 2009, Radical Holdings LP was the beneficial owner of 98% of our outstanding voting stock. Radical Management, LLC is the general partner of Radical Holdings LP. Mark Cuban is the owner of all the limited partnership and membership interests in Radical Holdings LP and Radical Management, LLC.

     Management services: On February 23, 2007, but effective as of January 1, 2007, we, together with DiscLive, entered into a Management Services Agreement with Radical Incubation LP, an affiliate of Radical Holdings LP. Pursuant to this Management Services Agreement, personnel of Radical Incubation LP provide certain management services to us and DiscLive, including, among others, legal, financial, marketing and technology. These services are provided to DiscLive and us at a cost of $3,500 per month; however, we are not required to pay these fees or reimburse expenses and, accordingly, account for these costs of services and expenses as deemed contributions to us. This agreement will continue until the earlier of December 31, 2009 and the date on which Radical Holdings LP, its successors or their respective affiliates cease to beneficially own, directly or indirectly, at least 20% of our then outstanding voting power. This agreement may be terminated upon 30 days’ written notice by Radical Incubation LP for any reason or by us for gross negligence. DiscLive and we also agreed to indemnify and hold harmless Radical Incubation LP for its performance of these services, except for gross negligence and willful misconduct. Further, we limited Radical Incubation LP’s maximum aggregate liability for damages under this agreement to the amounts deemed contributed to us by virtue of this agreement during twelve months prior to that cause of action.
     Asset Purchase Agreement: On August 31, 2007, IMKI Ventures, a newly formed, wholly-owned subsidiary of Immediatek, consummated the acquisition of the following assets from Radical Holdings LP pursuant to that certain Asset Purchase Agreement, dated August 31, 2007, by and among Immediatek, IMKI Ventures and Radical Holdings LP:
•	an e-commerce website under development and its related databases, domain names and applications;

•	computer hardware, which includes two servers; and

•	computer software.
     Prior to the consummation of the Asset Purchase Agreement, Radical Holdings LP beneficially owned 114,954 shares of company common stock and was the sole stockholder of the Series A Convertible Preferred Stock of Immediatek, making Radical Holdings, LP the beneficial owner of 96.2% of the outstanding voting power of Immediatek. Since Immediatek acquired the assets from an entity that is under common control with Immediatek, Immediatek carried over the historical cost basis of the assets. The historical cost basis of the assets was $102,775. As consideration for these assets, Immediatek issued Radical Holdings LP 60,514 shares of company common stock with a fair value on the date of issuance of $151,286. The difference between the cost basis of the assets and the fair value of the consideration paid of $48,510 was recorded as a deemed distribution to Radical Holdings LP.
     Services Agreement: On September 1, 2007, Immediatek entered into a Services Agreement with Radical Incubation LP. Pursuant to this Services Agreement, Radical Incubation LP assisted Immediatek in developing, servicing, improving and operating the RadicalBuy assets Immediatek acquired from Radical Holdings LP. This agreement was amended on November 30, 2007 and, as amended, terminated by its own terms on December 31, 2007. The Services Agreement was in addition to the Management Services Agreement that the parties entered into in February 2007.
     Sublease: On February 21, 2007, we entered into a Sublease with HDNet LLC, an affiliate of Radical Holdings LP, whereby we sublease from HDNet LLC approximately 600 square feet of office space. The rent is $900 per month, utilities included. This Sublease commenced on March 1, 2007 and was amended on February 28, 2008 to extend the term of the sublease until December 31, 2009. HDNet LLC leases this office space from Radical Computing, Inc., another affiliate of Radical Holdings LP.
     Consulting Agreements: On February 28, 2008, we entered into an Agreement for Project Staffing Services with HDNet Fights, Inc., an affiliate of Radical Holdings LP. On February 6, 2009, we entered into an Agreement for Project Staffing Services with Silver Cinemas Acquisition Co., an affiliate of Radical Holdings LP. These agreements provide that we will provide personnel, as independent contractors on an hourly-fee basis, to perform computer software programming, system analysis, design, project management, consulting, and education and training for HDNet Fights, Inc. and Silver Cinemas Acquisition Co. For the year ended December 31, 2008, we earned $19,388 under these agreements.
     Securities Purchase Agreement. On July 18, 2008, we entered into a Securities Purchase Agreement with Radical Holdings LP. This document governs the purchase and sale of the Series B Convertible Preferred Stock. Immediatek issued and sold to Radical Holdings LP 69,726 shares of Series B Convertible Preferred Stock of Immediatek for an aggregate purchase price of $500,000, or $7.17092619 per share of Series B Convertible Preferred Stock. The shares of Series B Convertible Preferred Stock are convertible into that aggregate number of full shares of company common stock representing at least 1.50809% of the total voting power of all outstanding shares of capital stock of Immediatek, including outstanding common stock.
     Demand Promissory Note. On March 25, 2009, Immediatek received a loan in the amount of $750,000 from Radical Holdings LP and in exchange for the loan, issued to Radical Holdings LP a Demand Promissory Note, in the principal amount of $750,000, bearing interest, calculated on the basis of a 365-day year, at a rate per annum equal to three percent (3%).
     Protective Provisions: Unless the directors designated by the holders of the shares of the Series A Convertible Preferred Stock originally issued under the Series A Securities Purchase Agreement, related to such Series A shares, control our board of directors with respect to all actions, for so long as any shares of the Series A Convertible Preferred Stock originally issued under the Series A Securities Purchase Agreement remain outstanding, except where the vote or written consent of the holders of a greater number of our shares is required by law or by our articles of incorporation, and in addition to any other vote required by law or by our articles of incorporation, we cannot, and we are required to cause our subsidiaries not to, as applicable, without the prior vote or written consent of the holders of at least 75% of the shares of the Series A Convertible Preferred Stock originally issued under the Series A Securities Purchase Agreement then outstanding:
          (a) amend our articles or bylaws in any manner that would alter or change any of the rights, preferences, privileges or restrictions of the Series A Convertible Preferred Stock or the shares issuable upon conversion of the Series A Convertible Preferred Stock;
          (b) reclassify any outstanding securities into securities having rights, preferences or privileges senior to, or on a parity with, the Series A Convertible Preferred Stock;
          (c) authorize or issue any additional shares of capital stock (other than to holders of the Series A Convertible Preferred Stock);
          (d) merge or consolidate with or into any corporation or other person;
          (e) sell all or substantially all our respective assets in a single transaction or series of related transactions;
          (f) license all or substantially all of our respective intellectual property in a single transaction or series of related transactions;
          (g) liquidate or dissolve;
          (h) alter any rights of the holders of the Series A Convertible Preferred Stock or change the size of the board of directors;
          (i) declare or pay any dividends (other than dividends payable to us or our subsidiaries) on, or declare or make any other distribution, directly or indirectly, on account of, any shares of our common stock now or hereafter outstanding;
          (j) repurchase any outstanding shares of capital stock;
          (k) approve or modify by ten percent or more the aggregate amount of any annual or other operating or capital budget, or approve or modify by 50% or more any single line item of any such operating or capital budget;

          (l) increase the salary of any officer or employee or pay any bonus to any officer, director or employee not contemplated in a budget or bonus plan approved by directors designated by the holders of the shares of the Series A Convertible Preferred Stock originally issued under the Series A Securities Purchase Agreement then outstanding;
          (m) retain, terminate or enter into any salary or employment negotiations or employment agreement with any employee or any future employee;
          (n) incur indebtedness (other than trade payables) or enter into contracts or leases that require payments in excess of $5,000 in the aggregate;
          (o) make or incur any single capital expenditure;
          (p) award stock options, stock appreciation rights or similar employee benefits or determine vesting schedules, exercise prices or similar features;
          (q) make any material change in the nature of our business or enter into any new line of business, joint venture or similar arrangement;
          (r) pledge our assets or guarantee the obligations of any other individual or entity;
          (s) recommend approval of any new equity incentive plan;
          (t) form or acquire any subsidiary, joint venture or similar business entity; or
          (u) directly or indirectly enter into, or permit to exist, any material transaction with any affiliate of us, any director or officer or any affiliate of a director or officer, or transfer, pay, loan or otherwise obligate us to give cash, services, assets or other items of value to affiliates, officers or directors or any affiliate of a officer or director or commit to do any of the preceding after June 8, 2006, except for employee compensation or for reimbursement of ordinary business expenses.
     Board of Directors: For so long as any shares of the Series A Convertible Preferred Stock originally issued under the Series A Securities Purchase Agreement remain outstanding, the holders of a majority-in-interest of the shares of the Series A Convertible Preferred Stock originally issued under the Series A Securities Purchase Agreement then outstanding have the right to designate all the persons to serve as directors on the board of directors of us and our subsidiaries. If the holders of the shares of the Series A Convertible Preferred Stock originally issued under the Series A Securities Purchase Agreement then outstanding choose not to designate any directors, the holders of a majority-in-interest of the shares of the Series A Convertible Preferred Stock originally issued under the Series A Securities Purchase Agreement then outstanding may appoint a designee to serve as an observer at all meetings of our and our subsidiaries’ board of directors and committees thereof.
     Review, Approval or Ratification of Transactions with Related Parties. During 2008, our board or directors reviewed and did not object to any of the related party transactions reported in this proxy statement. Our board of directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore follows a procedure as described below to address these risks. Related parties are those defined as such by the Securities and Exchange Commission or SEC. Our procedures require us to report all related party transactions in our filings with the SEC and as required by accounting requirements.
     It is our policy that the board of directors review all related party transactions. Immediatek is prohibited from entering or continuing a material related party transaction that has not been reviewed and approved or ratified by the board of directors. Additionally, in transactions where an executive officer is related to any of our goods or services provider, the board of directors must approve the transaction. In reviewing a related party transaction the board of directors considers all of the relevant factors surrounding the transaction including:
     (1) whether there is a valid business reason for us to enter into the related party transaction consistent with the best interests of Immediatek and our stockholders;

     (2) whether the transaction is negotiated on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally;
     (3) whether the board of directors determines that it has been duly apprised of all significant conflicts that may exist or may otherwise arise on account of the transaction, and it believes, nonetheless, that we are warranted in entering into the related party transaction and have developed an appropriate plan to manage the potential conflicts of interest;
     (4) whether the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves rates or charges fixed in conformity with law or governmental authority; and/or
     (5) whether the interest of the related party or that of a member of the immediate family of the related party arises solely from the ownership of our class of equity securities and all holders of our equity securities received the same benefit on a pro-rata basis.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers, and persons who beneficially own more than ten percent (10%) of our stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors, certain officers and greater than ten percent (10%) beneficial owners are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.
     Based solely on a review of the copies furnished to us and representations from certain directors and officers, we believe that all Section 16(a) filing requirements for the fiscal year ended December 31, 2008, applicable to our directors, certain officers and greater than ten percent (10%) beneficial owners were satisfied.
     We believe that no other Forms 5 for certain directors, officers and greater than ten percent (10%) beneficial owners were required to be filed with the Securities and Exchange Commission for the period ended December 31, 2008.
Audit Report
     Our board of directors performed the functions of an audit committee for the fiscal year ended December 31, 2008, and continues to perform those functions. Accordingly, we do not currently operate under audit committee charter. During 2008, our board of directors consisted of the following persons: Corey Prestidge (until January 15, 2008), Robert Hart (from January 15, 2008 forward) and Darin Divinia. None of those directors were independent under the rules promulgated by the Securities and Exchange Commission and the rules of the American Stock Exchange applicable to audit committees.
     Management is responsible for our internal controls and the financial reporting process. KBA Group LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards. The board of directors’ responsibility is to monitor and oversee the financial reporting processes.
     In this context, our board of directors reviewed and discussed the audited financial statements with both management and KBA Group LLP. Specifically, our board of directors has discussed with KBA Group LLP the matters required to be discussed by statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU ss.380), as amended and adopted by the Public Accounting Oversight Board.
     Our board of directors received from KBA Group LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with KBA Group LLP the issue of its independence from us.

     Based on our board of directors’ review of the audited financial statements and its discussions with management and KBA Group LLP noted above, our board of directors recommended and approved the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008.
     This report has been furnished by the current members of our board of directors.

ACTION TWO
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
     KBA Group LLP served as our independent registered public accounting firm for 2007 and 2008 and has been selected to serve as our independent registered public accounting firm for 2009, unless our board of directors subsequently determines that a change is desirable.
     During the two most recent fiscal years we had not consulted with KBA Group LLP regarding:
•	the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements, and neither written nor oral advice was provided that was an important factor considered by us in reaching a decision as to the accounting for an auditing or financial reporting issue; or

•	any matter that was the subject of a disagreement or event identified in response to paragraph (a)(1)(iv) of Item 304 of Regulation S-K.
Action
     While stockholder ratification is not required for the selection of KBA Group LLP as our independent registered public accounting firm, because our board of directors has the ultimate responsibility for the selection of our independent registered public accounting firm, the selection was ratified solely with a view toward soliciting the stockholders’ opinion on the matter, which opinion will be taken into consideration by the board of directors in its future deliberations.
Vote Required; Manner of Approval
     The ratification, where required or permitted, of the appointment of KBA Group LLP as our independent registered public accounting firm requires the affirmative vote or written consent of a majority of the shares entitled to vote at a meeting of stockholders. Section 2.17 of our Bylaws and Section 78.320 of the Nevada Revised Statutes permit any corporate action, upon which a vote of stockholders is required or permitted, to be taken without a meeting, provided that written consents are received from stockholders having at least the requisite number of shares that would be necessary to authorize or take such action if a meeting was held at which all shares entitled to vote thereon were present and voted. Accordingly, the ratification of the appointment of KBA Group LLP as our independent registered public accounting firm may be effected by a written consent executed by stockholders representing at least a majority of our outstanding stock entitled to vote. Since Radical Holdings LP represents 98% of our outstanding voting stock on the record date, the written consent that it delivered on April 9, 2009, is sufficient to ratify the appointment and no further vote, approval or consent of stockholders is required to approve or authorize this action.
OUR BOARD OF DIRECTORS RECOMMENDED A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KBA GROUP LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Effective Date
     The ratification of the appointment of KBA Group LLP as our independent registered public accounting firm will be effective 20 days following the initial mailing of this Information Statement, or May 14, 2009.

Audit Fees
     Fees billed by KBA Group LLP for the audit of our 2007 annual financial statements, the preparation of our 2007 Annual Report on Form 10-KSB and the reviews of the quarterly financial statements included in our Forms 10-Q during the period in which they were engaged, totaled $59,400. Fees billed by KBA Group LLP for the audit of our 2008 annual financial statements, the preparation of our 2008 Annual Report on Form 10-K and the reviews of the quarterly financial statements included in our Forms 10-Q during the period in which they were engaged, totaled $64,375.
Audit-Related Fees
     Except as disclosed, no other assurance or audit related services that were reasonably related to the performance of the audit or review of our financial statements were billed by KBA Group LLP.
Tax Fees
     Fees totaling $8,000 and $8,000 were billed by KBA Group LLP for tax compliance, tax advice and tax planning for 2007 and 2008, respectively.
All Other Fees
     In 2007 and 2008, KBA Group LLP did not bill us for any other services.
Board of Directors’ Policy Regarding Pre-approval of Non-Audit Services
     Our board of directors pre-approves the nature and estimated amount of non-audit services to be provided to us by our independent registered public accounting firm, taking into consideration the impact that the rendition of such services could have on auditor independence. Non-audit services were not rendered to us during 2008 by KBA Group LLP.

OTHER BUSINESS
     No other business was acted upon by our majority stockholder other than that which is explained in this Information Statement.
SUBMISSION OF STOCKHOLDER PROPOSALS
Stockholder Proposals
     We anticipate that in lieu of an annual meeting of stockholders for the year ending December 31, 2009, our majority stockholder will submit a written consent in April 2010. Any stockholder who wishes to present a proposal for action prior to the submission of a written consent by the majority stockholder and who wishes to have it set forth in the information statement prepared by us, must deliver such proposal to our Secretary at our principal executive offices, no later than March 15, 2010, in such form as is required under regulations promulgated by the Securities and Exchange Commission.
     In the event that we hold an annual meeting of stockholders next year, with respect to any proposal that is not submitted for inclusion in that proxy statement, but is instead sought to be presented directly at the annual meeting of stockholders, the stockholder must deliver or mail a notice of the stockholder proposal, together with all of the information and materials discussed below, to our Secretary, which notice must be received at our principal executive offices not earlier than January 1, 2010, and not later than March 15, 2010.
     In order to be eligible to submit a stockholder proposal notice, the stockholder must be a stockholder of record at the time of giving the notice of the proposal and entitled to vote at the meeting. The stockholder proposal notice must set forth for each matter proposed to be brought before the meeting:
•	a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and, in the event that such business includes a proposal regarding the amendment of either our Articles of Incorporation or Bylaws, the language of the proposed amendment;

•	the name and address, as they appear on our books, of the stockholder proposing such business;

•	a representation of the stockholder as to the class and number of shares of our capital stock that are beneficially owned by such stockholder, and the stockholder’s intent to appear in person or by proxy at the meeting to propose such business;

•	a list of the names and addresses of other beneficial owners of shares of our capital stock, if any, with whom such stockholder is acting in concert, and the number of shares of each class of our capital stock beneficially owned by each such beneficial owner; and

•	any material interest of the stockholder in such proposal or business.
     Within fourteen days after the stockholder proposal notice, together with all of the information and materials discussed immediately above, has been submitted to our Secretary, our Secretary and board of directors will determine whether the items submitted are in the form and within the time indicated and will provide notice in writing to the person submitting the stockholder proposal of their determination. In the event that the stockholder fails to submit a required item in the form and within the time indicated, Securities and Exchange Commission rules permit our management to vote proxies in its discretion on the matter at the meeting.

Director Nominations
     Stockholders who are entitled to vote in the election of directors at the 2010 annual meeting of stockholders, assuming an actual meeting is held, may nominate directors to be elected. To nominate a director for election, the stockholder must deliver or mail a notice in writing of the nomination to our Secretary, which notice must be received at our principal executive offices not earlier than January 1, 2010, and not later than March 15, 2010. The notice shall set forth:
•	the name, age and business and residential addresses of each person to be nominated;

•	the principal occupation or employment of each person to be nominated;

•	the class and number of shares of our capital stock beneficially owned by each person to be nominated;

•	the name and address of the person submitting the nomination or nominations;

•	the number of shares of each class of our capital stock of which the person submitting the nomination or nominations is the beneficial owner;

•	the name and address of each of the persons with whom the person submitting the nomination or nominations is acting in concert with;

•	the number of shares of our capital stock beneficially owned by each person with whom the person submitting the nomination or nominations is acting in concert with;

•	a description of all arrangements or understandings between the person submitting the nomination or nominations and each person to be nominated and any other persons (naming those persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	other information with respect to each person to be nominated that would be required to be provided in a proxy statement prepared in accordance with Regulation 14A promulgated under the Securities Exchange Act of 1934; and

•	a consent executed by each person to be nominated to the effect that, if elected as a member of our board of directors, he or she will serve.
     Within fourteen days after the nomination notice, together with all of the information and materials discussed immediately above, has been submitted to our Secretary, our Secretary will determine whether the evidence of the person making the nomination or nominations as a stockholder is reasonably satisfactory and will provide notice in writing to the person making the nomination or nominations of his determination. If our Secretary determines that the evidence is not reasonably satisfactory, or if the person fails to submit the requisite information in the form or within the time indicated, the nomination or nominations will be ineffective for the election at the meeting at which the person is to be nominated.
ADDITIONAL INFORMATION AND QUESTIONS
     A copy of these materials and our Annual Report on Form 10-K for the year ended December 31, 2008, will be furnished, without charge, to any person who provides a written request to our Secretary at the address listed below.
     If you have any questions or need more information about the matters discussed in this Information Statement, you may write to us at:
Immediatek, Inc.
320 South Walton
Dallas, Texas 75226
Attention: Secretary
You also may call us at (214) 744-8801 or email us at publicfilingsinfo@immediatek.com.

320 South Walton
Dallas, Texas 75226